SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 1998
                                                  ----------------

                                 Citigroup Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

         Delaware                       1-9924                  52-1568099
         --------                       ------                  ----------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
       of incorporation)                                  Identification Number)

399 Park Avenue, New York, New York                              10043
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)

                                 (212) 559-1000
--------------------------------------------------------------------------------
               (Registrant's telephone number, including area code)

                                 CITIGROUP INC.
                           CURRENT REPORT ON FORM 8-K

Item 5. OTHER EVENTS.

      On October 21, 1998, the Company issued a press release. The text of the press release follows.

                                                                CITIGROUP [LOGO]

FOR IMMEDIATE RELEASE
October 21, 1998
Citigroup Inc. [NYSE symbol: CCI]

Citigroup reports pro forma quarterly net income of $729 million, With Consumer and Insurance businesses strong, Corporate business sharply down -- Diluted per share was $0.30

-----------------------------------------------------------------------------------------------------------------------
Summary of Results                                 % Change      Travelers          % Change      Citigroup    % Change
(In Millions of Dollars)               Citicorp    From '97          Group          From '97  Pro forma (A)    From '97
-----------------------------------------------------------------------------------------------------------------------
1998 Third Quarter
Revenue (B) ........................    $ 6,071          2         $ 4,928              (28)        $10,999        (14)
Net Income .........................        530          4             199              (81)            729        (53)
Core Income (C) ....................        530        (50)            199              (81)            729        (65)
Return on Common Equity  (C) (%) ...       10.0         --             3.2               --             6.5         --
----------------------------------------===============================================================================
1998 Nine Months
Revenue (B) ........................    $18,928          9         $18,881               (4)        $37,809          2
Net Income .........................      2,692          6           2,433              (11)          5,125         (3)
Core Income (C) ....................      2,692        (13)          2,242              (18)          4,934        (15)
Return on Common Equity (C) (%) ....       17.6         --            14.2               --            15.9         --
----------------------------------------===============================================================================
1998 Third Quarter
Net Income Per Share (Diluted) ............................................................            0.30        (52)
Core Income Per Share (Basic) .............................................................            0.30        (67)
Core Income Per Share (Diluted) ...........................................................            0.30        (65)
----------------------------------------------------------------------------------------------------===================
1998 Nine Months
Net Income Per Share (Diluted) ............................................................            2.14         --
Core Income Per Share (Basic) .............................................................            2.12        (15)
Core Income Per Share (Diluted) ...........................................................            2.06        (13)
----------------------------------------------------------------------------------------------------===================

(A) Citigroup pro forma results combine those of Citicorp and Travelers Group. See "Calculation of Earnings Per Share" on page 26.
(B) Revenue is shown net of interest expense. Citicorp's revenue is adjusted principally for the effect of credit card securitization.
(C) Core income represents net income adjusted to exclude the effects of restructuring charges. Return on Common Equity is based upon Core Income.
--------------------------------------------------------------------------------

NEW YORK -- Citigroup (NYSE:CCI) today reported pro forma core income of $729 million ($0.30 per diluted share) in the 1998 third quarter. This compares with core income of $2.1 billion ($0.86 per diluted share) in the same 1997 quarter. Pro forma net income in the 1997 third quarter was $1.5 billion ($0.63 per diluted share) including the effects of a $556 million after-tax restructuring charge. Revenue was $11.0 billion, down 14% from $12.8 billion in 1997.

In a statement on the earnings, John S. Reed and Sanford I. Weill, who serve as Chairmen and Co-Chief Executive Officers, commented: "The results were generally strong across all our consumer businesses, but show the effects of unusually severe market forces on corporate businesses and portfolios. Looking ahead, we expect that the consumer businesses will continue to do well, that the corporate businesses will stabilize around established franchises, and that our diversified earnings streams and exceptional capital and reserves will prove their value in the fourth quarter and the year ahead."

They also stated: "As turbulent as these markets have been, we as a company are in excellent shape to make necessary adjustments, to ride out bad periods and hold on to fundamentally sound positions, and to search out opportunities that arise in times of stress. We are already acting to assure that business unit expenses are consistent with their business expectations, and we expect these actions to be reflected in future results."

                                                                CITIGROUP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------
Results by Predecessor Company  --  1998 Third Quarter
Citicorp                                   Travelers Group
--------------------------------------------------------------------------------
Global Consumer ...........     $477       Investment Services ........   ($325)
Global Corporate Banking ..     (127)      Consumer Finance Services ..      83
Investment Activities .....       71       Life Insurance Services ....     222
Corporate Items ...........      109       Property & Casualty
                                             Insurance ................     245
                                           Portfolio Gains ............      25
                                           Corporate and Other ........     (51)
                              ------                                     ------
Total Citicorp ............     $530       Total Travelers Group .....     $199
------------------------------======-------------------------------------======

Explaining the way the third quarter results are presented, Heidi G. Miller, Chief Financial Officer, said: "Since Citigroup was created after the close of the third quarter, we show pro forma results, as though the companies were together in the quarter, as well as the results of each of the predecessor companies, Citicorp and Travelers Group. Citigroup Segment Income (page 3) is a transition toward a new, clearer way of presenting the results in 1999 along Core Business lines: Consumer, Corporate, and Asset Management.

"Certain components of the Core Business lines are still being determined; for example, Salomon Smith Barney's retail operations are shown this time in the Corporate segment. Also, the methodology for breaking out the Asset Management segment results could change.

"In addition to the Core Business lines, there will be a separate breakout of Investment Activities, which include Citicorp's venture capital activities, Corporate investments, and certain investments in the former refinancing countries as well as Travelers' portfolio gains. Citicorp's Investment Activities are reported separately here for the first time."

Income in Consumer businesses across Citigroup increased by 9% from the 1997 third quarter. Income in the Corporate businesses, which excludes Investment Activities, fell by $1.4 billion from the 1997 quarter, reflecting the almost unprecedented instability of fixed income and certain emerging markets. The Asset Management business increased assets under management 17% to $296 billion, and income was $78 million in the quarter. Weakness in the global securities markets reduced Investment Activities net income to $96 million from $341 million a year ago. Total stockholders' equity was $44 billion.

--------------------------------------------------------------------------------
Contacts
--------------------------------------------------------------------------------
Press .......  Jack Morris   (212) 559-4285      Dick Howe        (212) 559-9425
Investor ....  Bill Pike     (212) 793-8874      Sheri Ptashek    (212) 559-4658
--------------------------------------------------------------------------------

Selected financial statements and tables follow -- results for Citicorp are on pages 4-14 and those for Travelers are on pages 15-25. Additional financial, statistical, and business related information, as well as business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on Citigroup's web site (http://www.citigroupinfo.com). The documents can also be obtained by fax by calling 1-800-853-1754 for callers within the United States or 732-935-2771 for callers outside the United States.

Further details concerning the Citicorp and Travelers Group Inc. financial results will be available in November in their respective Form 10-Q reports.

                                                                CITIGROUP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

-------------------------------------------------------------------------------------------------------------------------
                                                 Third Quarter                               Nine Months
Citigroup Segment Income (A)                ---------------------           %       -------------------------           %
(In Millions of Dollars)                     1998            1997      Change            1998            1997      Change
-------------------------------------------------------------------------------------------------------------------------
Citibank Global Consumer (B) .......        $ 461         $   434           6         $ 1,213         $ 1,334          (9)
Travelers Life & Annuity ...........          123             107          16             372             313          19
Primerica Financial Services .......           99              85          17             297             245          21
Consumer Finance Services ..........           83              65          27             212             167          27
Personal Lines (C) .................           68              71          (4)            231             225           3
                                            ---------------------                   -------------------------
Consumer ...........................          834             762           9           2,325           2,284           2
                                            ---------------------                   -------------------------
Salomon Smith Barney (B) ...........         (395)            449          NM             395           1,221         (68)
Citibank Emerging Markets (B) ......          (18)            280          NM             474             837         (43)
Global Relationship Banking (B) ....         (100)            137          NM             175             438         (60)
Commercial Lines (C) ...............          177             171           4             522             467          12
                                            ---------------------                   -------------------------
Corporate ..........................         (336)          1,037          NM           1,566           2,963         (47)
                                            ---------------------                   -------------------------
Salomon Smith Barney
  Asset Management .................           71              59          19             193             152          27
Citibank Asset Management ..........            7              18         (61)             42              46          (9)
                                            ---------------------                   -------------------------
Asset Management ...................           78              77           1             235             198          19
                                            ---------------------                   -------------------------
Core Business Income ...............          576           1,876         (69)          4,126           5,445         (24)
                                            ---------------------                   -------------------------
Citibank Investment Activities (D) .           71             259         (73)            788             665          18
Travelers Investment Portfolio Gains           25              82         (69)            140              97          45
                                            ---------------------                   -------------------------
Total Investment Activities ........           96             341         (72)            928             762          22
                                            ---------------------                   -------------------------
Corporate/Other ....................           57            (121)         NM            (120)           (394)         70
                                            ---------------------                   -------------------------
Core Income ........................          729           2,096         (65)          4,934           5,813         (15)
                                            ---------------------                   -------------------------
Restructuring ......................           --            (556)         NM             191            (556)         NM
                                            ---------------------                   -------------------------
Net Income .........................        $ 729         $ 1,540         (53)        $ 5,125         $ 5,257          (3)
--------------------------------------------=============================================================================
Citicorp ...........................        $ 530         $ 1,067         (50)        $ 2,692         $ 3,086         (13)
Travelers ..........................          199           1,029         (81)          2,242           2,727         (18)
                                            ---------------------                   -------------------------
Core Income ........................        $ 729         $ 2,096         (65)        $ 4,934         $ 5,813         (15)
--------------------------------------------=============================================================================
Citicorp ...........................        $ 530         $   511           4         $ 2,692         $ 2,530           6
Travelers ..........................          199           1,029         (81)          2,433           2,727         (11)
                                            ---------------------                   -------------------------
Net Income .........................        $ 729         $ 1,540         (53)        $ 5,125         $ 5,257          (3)
--------------------------------------------=============================================================================

(A) Amounts reflect each company's existing policies for revenue, expense, tax and equity allocations; consequently business results may not be comparable across companies.
(B) Excludes Asset Management results; consequently amounts differ from those shown in predecessor company results.
(C) In the aggregate, these represent Citigroup's share of Travelers Property Casualty Corp. results.
(D) Includes Citicorp's venture capital activities, certain Corporate investments, and the results of certain investments in the former refinancing countries.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

CITICORP

Citicorp net income totals $530 million on revenue of $6.1 billion

-------------------------------------------------------------------------------------------------------------------
                                              Third Quarter                             Nine Months
Summary of Results                        --------------------          %         ----------------------          %
(In Millions of Dollars)                    1998          1997     Change            1998           1997     Change
-------------------------------------------------------------------------------------------------------------------
Adjusted Revenue (A) .............        $6,071        $5,944          2         $18,928        $17,318          9
                                          --------------------                    ----------------------
Adjusted Operating Expense (A) ...         3,923         3,364         17          11,214          9,753         15
Operating Margin .................         2,148         2,580        (17)          7,714          7,565          2
Credit Costs (A) .................         1,275           848         50           3,332          2,553         31
                                          --------------------                    ----------------------
Operating Margin Less Credit Costs           873         1,732        (50)          4,382          5,012        (13)
Additional Provision .............            25            25         --              75             75         --
Restructuring Charge .............            --           889         NM              --            889         NM
                                          --------------------                    ----------------------
Income Before Taxes ..............        $  848        $  818          4         $ 4,307        $ 4,048          6
                                          =========================================================================
Net Income .......................        $  530        $  511          4         $ 2,692        $ 2,530          6
------------------------------------------=========================================================================
Return on Common Equity (%) ......          10.0           9.6         --            17.6           17.0         --
Return on Assets (%) .............          0.63          0.68         --            1.11           1.16         --
Excluding Restructuring Charge
Core Income (B) ..................        $  530        $1,067        (50)        $ 2,692        $ 3,086        (13)
Return on Common Equity (%) ......          10.0          20.8         --            17.6           20.8         --
Return on Assets (%) .............          0.63          1.42         --            1.11           1.41         --
------------------------------------------=========================================================================

(A) Citicorp's revenue is presented on a managed basis, principally adjusting for the effect of credit card securitization activity. See "Earnings Analysis" table in the Financial Supplement for further details.
(B) Core income represents net income adjusted to exclude a restructuring charge of $556 million after-tax ($889 million pretax) in the 1997 third quarter.
NM    Not meaningful, as percentage equals or exceeds 100%.

--------------------------------------------------------------------------------

Citicorp today reported income for the 1998 third quarter of $530 million, down $537 million from $1.1 billion (excluding the $556 million after-tax restructuring charge) in the 1997 third quarter. Generally strong Global Consumer results were reduced by a sharp decline in Global Corporate Banking resulting from previously disclosed after-tax losses of $240 million related to Russia ($384 million pretax), $97 million from marking to market fixed income inventories, and lower revenue from venture capital and Brady bonds. Net income in the 1997 third quarter included a $556 million restructuring charge ($889 million pretax).

Adjusted revenue increased $127 million or 2%, reflecting a 19% increase in Global Consumer, predominately in the developed markets, which was reduced by an 18% decrease in Global Corporate Banking.

Adjusted operating expense increased $559 million or 17% ($320 million or 10% excluding Universal Card Services -- UCS -- acquired in April 1998). Increased expense for preparations for the Year 2000 and EMU and the acquisition of certain assets and liabilities of Confia, as well as for advertising and marketing programs, and electronic banking initiatives represented approximately $166 million of the change from the 1997 third quarter. Foreign currency translation reduced adjusted revenue and operating expense growth by approximately 4 and 3 percentage points, respectively.

Global Consumer credit costs were $1,044 million ($878 million excluding UCS) in the quarter, down $42 million from $1,086 million ($910 million excluding UCS) in the preceding quarter, and compared to $856 million a year ago, reflecting ratios of net credit losses to average managed loans of 2.69% (2.50% excluding
UCS), 2.88% (2.66% excluding UCS), and 2.50% in the respective quarters. Commercial credit costs were $231 million, compared with an $8 million benefit in the

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

year ago quarter, principally reflecting writedowns associated with Russia, as well as Indonesia and Thailand, all partially offset by real estate recoveries.

Pretax income in Asia Pacific of $204 million for the quarter was down $103 million or 34% from last year -- Global Consumer businesses were down $36 million or 24% while Global Corporate Banking results were down $67 million or 42%.

Global Consumer business earns $477 million on revenue of $4.2 billion, Cards income up 18% from 1997

----------------------------------------------------------------------------------------------------------------------
                                                  Third Quarter                            Nine Months
Global Consumer                                --------------------         %       ----------------------           %
(In Millions of Dollars)                         1998      1997 (A)    Change       1998 (A)           1997     Change
----------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $4,199        $3,534        19        $11,748        $10,581         11
Adjusted Operating Expense ............         2,407         2,011        20          6,779          5,880         15
                                               --------------------                  ----------------------
Operating Margin ......................         1,792         1,523        18          4,969          4,701          6
Credit Costs (B) ......................         1,044           856        22          3,016          2,672         13
                                               --------------------                  ----------------------
Operating Margin Less Credit Costs ....           748           667        12          1,953          2,029         (4)
Additional Provision ..................            25            25        --             75             75         --
                                               --------------------                  ----------------------
Income Before Taxes (C) ...............        $  723        $  642        13        $ 1,878        $ 1,954         (4)
                                               =======================================================================
Core Business Income (C) ..............        $  477        $  452         6        $ 1,264        $ 1,384         (9)
                                               =======================================================================
Net Income ............................        $  477        $  101        NM        $ 1,264        $ 1,033         22
-----------------------------------------------=======================================================================
Average Assets (In Billions of Dollars)        $  144        $  134         7        $   139        $   132          5
Return on Assets (C) (%) ..............          1.31          1.34        --           1.22           1.40         --
-----------------------------------------------=======================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Includes the effect of credit card securitization activity and the effect related to credit card receivables held for sale.
(C) Excludes the 1997 third quarter restructuring charge of $580 million pretax ($351 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.

--------------------------------------------------------------------------------

o Global Consumer income before taxes in the 1998 third quarter was $723 million, up $81 million or 13% from $642 million (excluding the $580 million restructuring charge) in 1997, reflecting outstanding results in U.S. bankcards and in Japan, partially offset by lower earnings in Asia Pacific and Latin America. Global Consumer income before taxes increased $169 million or 31% from the 1998 second quarter, principally due to the significant improvement in the U.S. bankcards business. In the quarter, UCS' pretax loss of approximately $51 million ($32 million after-tax) reflected $107 million of acquisition premium costs (including funding costs associated with the acquisition purchase premium). The Global Consumer effective tax rate was 34% in the 1998 third quarter, up from 30% (excluding the effect of the restructuring charge) in 1997, reflecting changes in the geographic mix and nature of earnings. Core Business income was $477 million in the 1998 third quarter, up from $452 million in 1997.

o Worldwide Citibanking accounts totaled 23 million as of September 30, 1998, up 15% from a year ago, reflecting growth across all regions. Citibanking customer deposits of $105 billion were up 12% from a year-ago, reflecting account openings and increased deposit levels primarily due to a "flight-to-quality" in Asia Pacific and Japan, and growth in the U.S. and Latin America. Asia Pacific and Japan added approximately $5.9 billion in customer deposits, up 19% -- 36% excluding the effect of foreign currency translation -- from 1997.

o Card accounts worldwide totaled 50 million as of September 30, 1998, up from 36 million a year ago, principally reflecting the acquisition of UCS. Cards in the emerging markets grew 12% from a year ago, primarily in Latin America. The number of cards in force, including those issued by affiliates, at quarter-end was 92 million, up from 64 million a year ago. Cards, including Diners Club, operates in 47 countries and territories.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

o Adjusted revenue of $4.2 billion was up $665 million or 19% from 1997. Revenue growth was led by U.S bankcards, up 46% including UCS, and increases in the Citibanking businesses in North America, Europe, and Japan. Latin America benefited from the addition of certain assets and liabilities of Confia, while revenue in Asia Pacific was down due to economic conditions in the region. The acquisition of UCS contributed approximately 10 percentage points to Global Consumer revenue growth. Foreign currency translation reduced revenue growth by approximately 4 percentage points.

o Adjusted operating expense increased $396 million or 20% from a year ago. The additions of UCS (including the amortization of the acquisition premium) and certain assets and liabilities of Confia, higher advertising and marketing, and spending on technology initiatives, primarily related to electronic banking, represented approximately $315 million of the expense increase from the 1997 third quarter. Foreign currency translation reduced expense growth by approximately 4 percentage points.

o Credit costs in the quarter were $1.0 billion, compared with $1.1 billion in the 1998 second quarter and $856 million a year ago. The increase in credit costs from a year ago primarily reflects the acquisition of UCS. Global Consumer continued to build the allowance for credit losses, with charges of $25 million in excess of net write-offs in the quarter.

o On August 5, 1998, Citicorp completed the previously announced acquisition of certain assets and liabilities of Confia, a consumer and corporate bank in Mexico. The acquisition added approximately $4.7 billion in assets.

o The U.S. national launch of Direct Access increased PC Banking users by 30% from 1997. Direct Access was also introduced in Germany.

o Travelers variable annuities and Salomon mutual funds were introduced for sale through Citicorp Investment Services. Citibank and Primerica Financial Services joined forces to leverage Citibank's product strengths with Primerica's distribution capabilities with the introduction of Citibank Preferred Banking in Atlanta and Las Vegas pilot markets.

o During the quarter, U.S. bankcards introduced the Sony Citibank Card and a new Drivers Edge card.

------------------------------------------------------------------------------------------------------------------
Global Consumer                                 Third Quarter                          Nine Months
  in Emerging Markets                          ----------------          %         --------------------          %
(In Millions of Dollars)                       1998    1997 (A)     Change           1998      1997 (A)     Change
------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $982        $970          1         $2,781        $2,905         (4)
Adjusted Operating Expense ............         638         598          7          1,818         1,728          5
                                               ----------------                    --------------------
Operating Margin ......................         344         372         (8)           963         1,177        (18)
Credit Costs ..........................         139          91         53            373           280         33
                                               ----------------                    --------------------
Operating Margin Less Credit Costs ....         205         281        (27)           590           897        (34)
Additional Provision ..................          11          15        (27)            33            26         27
                                               ----------------                    --------------------
Income Before Taxes (B) ...............        $194        $266        (27)        $  557        $  871        (36)
                                               ===================================================================
Core Business Income (B) ..............        $158        $218        (28)        $  457        $  697        (34)
                                               ===================================================================
Net Income ............................        $158        $136         16         $  457        $  615        (26)
-----------------------------------------------===================================================================
Average Assets (In Billions of Dollars)        $ 45        $ 43          5         $   43        $   42          2
Return on Assets (B) (%) ..............        1.39        2.01         --           1.43          2.22         --
-----------------------------------------------===================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Excludes the 1997 third quarter restructuring charge of $131 million pretax ($82 million after-tax).

--------------------------------------------------------------------------------

o Income before taxes in the emerging markets was $194 million in the quarter, down $72 million from $266 million (excluding the $131 million restructuring charge) in 1997, reflecting economic conditions, including weakened currencies, which reduced income before taxes in Asia Pacific by approximately $36 million. Earnings in Latin America benefited from the addition of certain assets and liabilities of Confia, that was more than offset by higher credit costs and a decline in Credicard earnings, a 33% owned Brazilian Card affiliate. Core Business income for the 1998 third quarter

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

      was $158 million compared to $218 million in 1997. Cards represented 20% of emerging markets income in the quarter, compared with 33% in the 1997 quarter.

o Revenue in Latin America was up 14% from the 1997 third quarter, primarily reflecting the acquisition of certain assets and liabilities of Confia. Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) revenue declined 10% in the quarter, primarily in Cards, reflecting economic conditions in the region including the effect of foreign currency translation. Foreign currency translation reduced revenue growth by approximately 13 percentage points.

o Adjusted operating expense grew 7%, reflecting lower expense in Asia Pacific due to the effect of foreign currency translation, offset by an increase in Latin America, including the addition of certain assets and liabilities of Confia. Foreign currency translation reduced expense growth by approximately 13 percentage points.

o Credit costs in the emerging markets increased $6 million from the 1998 second quarter and $48 million from the 1997 third quarter, reflecting economic conditions in Latin America and Asia Pacific. The net credit loss ratio in Asia Pacific was 1.10%, down from 1.16% in the 1998 second quarter and up from 0.63% a year ago. The net credit loss ratio in Latin America was 2.82%, up from 2.51% in the 1998 second quarter and 2.09% a year ago. Emerging markets managed loans delinquent 90 days or more were $748 million or 2.20% at quarter-end, compared with $647 million or 1.95% at June 30, 1998 and $453 million or 1.31% a year ago. The emerging markets businesses built the allowance for loan losses by $11 million.

----------------------------------------------------------------------------------------------------------------------
Global Consumer                                    Third Quarter                            Nine Months
  in Developed Markets                         ---------------------          %        --------------------          %
(In Millions of Dollars)                         1998       1997 (A)     Change          1998      1997 (A)     Change
----------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $3,217        $ 2,564         25        $8,967        $7,676         17
Adjusted Operating Expense ............         1,769          1,413         25         4,961         4,152         19
                                               ---------------------                   --------------------
Operating Margin ......................         1,448          1,151         26         4,006         3,524         14
Credit Costs ..........................           905            765         18         2,643         2,392         10
                                               ---------------------                   --------------------
Operating Margin Less Credit Costs ....           543            386         41         1,363         1,132         20
Additional Provision ..................            14             10         40            42            49        (14)
                                               ---------------------                   --------------------
Income Before Taxes (B) ...............        $  529        $   376         41        $1,321        $1,083         22
                                               =======================================================================
Core Business Income (B) ..............        $  319        $   234         36        $  807        $  687         17
                                               =======================================================================
Net Income ............................        $  319        ($   35)        NM        $  807        $  418         93
-----------------------------------------------=======================================================================
Average Assets (In Billions of Dollars)        $   99        $    91          9        $   96        $   90          7
Return on Assets (B) (%) ..............          1.28           1.02         --          1.13          1.02         --
-----------------------------------------------=======================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Excludes the 1997 third quarter restructuring charge of $449 million pretax ($269 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.

--------------------------------------------------------------------------------

o Income before taxes in the developed markets was $529 million in the quarter, up $153 million or 41%, despite $107 million of UCS acquisition premium costs, from $376 million (excluding the $449 million restructuring charge) in 1997, reflecting outstanding performance in U.S. bankcards and in Japan. Core Business income for the 1998 third quarter was $319 million compared to $234 million in 1997.

o Adjusted revenue was up 25% in the quarter, reflecting improvements in U.S. bankcards, including the acquisition of UCS in the 1998 second quarter, and increases in Citibanking and the Private Bank. Excluding UCS, U.S. bankcards revenue was up 16% in the quarter, benefiting from risk-based pricing strategies and higher interchange fee revenue. Charge volume of $36.4 billion increased $9.8 billion from the 1997 third quarter, reflecting UCS and 8% overall growth in other U.S. bankcard portfolios.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

o Adjusted operating expense grew 25%, reflecting UCS (including the amortization of the acquisition premium), increased advertising and marketing, and spending on technology initiatives primarily related to electronic banking, together with business volume growth.

o Credit costs in the developed markets were down $48 million from the 1998 second quarter, reflecting improvements in U.S bankcards. Credit costs in U.S. bankcards were $795 million or 5.23% of average managed loans for the quarter, compared to $842 million or 5.73% in the 1998 second quarter, and $639 million or 5.58% a year ago. Excluding UCS, the 12-month-lagged loss ratio was 5.49% in the quarter, compared with 5.98% in the 1998 second quarter and 5.93% a year ago. U.S. bankcards managed loans delinquent 90 days or more were $924 million or 1.51% at quarter-end, compared with $942 million or 1.58% for the prior quarter and $806 million or 1.76% a year-ago. The developed markets businesses built the allowance for loan losses by $14 million.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------------------------------------------------
                                                    Third Quarter                             Nine Months
Citibanking                                    -----------------------          %        ----------------------          %
(In Millions of Dollars)                          1998        1997 (A)     Change          1998        1997 (A)     Change
--------------------------------------------------------------------------------------------------------------------------
Revenue ...............................        $ 1,680         $ 1,532         10        $ 4,803         $4,536          6
Operating Expense .....................          1,260           1,148         10          3,647          3,318         10
                                               -----------------------                   ----------------------
Operating Margin ......................            420             384          9          1,156          1,218         (5)
Credit Costs ..........................            144             135          7            425            428         (1)
                                               -----------------------                   ----------------------
Operating Margin Less Credit Costs ....            276             249         11            731            790         (7)
Additional Provision ..................             (1)             --         NM             (7)            --         NM
                                               -----------------------                   ----------------------
Income Before Taxes (B) ...............        $   277         $   249         11        $   738         $  790         (7)
                                               ===========================================================================
Core Business Income (B) ..............        $   178         $   168          6        $   485         $  535         (9)
-----------------------------------------------===========================================================================
Net Income ............................        $   178         ($  107)        NM        $   485         $  260         87
-----------------------------------------------===========================================================================
Average Assets (In Billions of Dollars)        $    92         $    85          8        $    89         $   84          6
Return on Assets (B)(%) ...............           0.77            0.78         --           0.73           0.85         --
-----------------------------------------------===========================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Excludes the 1997 third quarter restructuring charge of $457 million pretax ($275 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                  Third Quarter                          Nine Months
Cards                                          --------------------         %        --------------------          %
(In Millions of Dollars)                         1998      1997 (A)    Change          1998      1997 (A)     Change
--------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $2,225        $1,707        30        $6,064        $5,200         17
Adjusted Operating Expense ............           942           673        40         2,529         2,024         25
                                               --------------------                  --------------------
Operating Margin ......................         1,283         1,034        24         3,535         3,176         11
Credit Costs ..........................           907           729        24         2,609         2,254         16
                                               --------------------                  --------------------
Operating Margin Less Credit Costs ....           376           305        23           926           922         --
Additional Provision ..................            26            25         4            82            75          9
                                               --------------------                  --------------------
Income Before Taxes (B) ...............        $  350        $  280        25        $  844        $  847         --
                                               =====================================================================
Core Business Income (B) ..............        $  227        $  193        18        $  557        $  597         (7)
-----------------------------------------------=====================================================================
Net Income ............................        $  227        $  135        68        $  557        $  539          3
-----------------------------------------------=====================================================================
Average Assets (In Billions of Dollars)        $   35        $   32         9        $   33        $   31          6
Return on Assets (B) (%) ..............          2.57          2.39        --          2.26          2.57         --
-----------------------------------------------=====================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Excludes the 1997 third quarter restructuring charge of $95 million pretax ($58 million after-tax).
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                  Third Quarter                           Nine Months
Private Bank                                   -------------------          %          ------------------          %
(In Millions of Dollars)                         1998     1997 (A)     Change          1998      1997 (A)     Change
----------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $ 294         $ 295          --         $ 881         $ 845           4
Adjusted Operating Expense ............          205           190           8           603           538          12
                                               -------------------                     ------------------
Operating Margin ......................           89           105         (15)          278           307          (9)
Credit Benefits .......................           (7)           (8)        (13)          (18)          (10)         80
                                               -------------------                     ------------------
Income Before Taxes (B) ...............        $  96         $ 113         (15)        $ 296         $ 317          (7)
                                               =======================================================================
Core Business Income (B) ..............        $  72         $  91         (21)        $ 222         $ 252         (12)
-----------------------------------------------=======================================================================
Net Income ............................        $  72         $  73          (1)        $ 222         $ 234          (5)
-----------------------------------------------=======================================================================
Average Assets (In Billions of Dollars)        $  17         $  17          --         $  17         $  17          --
Return on Assets (B) (%) ..............         1.68          2.12          --          1.75          1.98          --
-----------------------------------------------=======================================================================

(A)   Reclassified to conform to the latest quarter's presentation.
(B) Excludes the 1997 third quarter restructuring charge of $28 million pretax ($18 million after-tax).

--------------------------------------------------------------------------------

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Global Corporate Banking net loss was $127 million on revenue of $1.5 billion

-----------------------------------------------------------------------------------------------------------------------------
                                                          Third Quarter                               Nine Months
Global Corporate Banking                       ------------------------           %        ----------------------           %
(In Millions of Dollars)                           1998        1997 (A)      Change          1998        1997 (A)      Change
-----------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $ 1,472         $ 1,785         (18)        $5,377        $ 5,204           3
Adjusted Operating Expense ............          1,424           1,267          12          4,138          3,619          14
                                               -----------------------                     ---------------------
Operating Margin ......................             48             518         (91)         1,239          1,585         (22)
Credit Costs (Benefits) ...............            231              (3)         NM            326            (55)         NM
                                               -----------------------                     ---------------------
Income (Loss) Before Taxes (B) ........        $  (183)        $   521          NM         $  913        $ 1,640         (44)
                                               ==============================================================================
Core Business Income (Loss) (B) .......        $  (127)        $   417          NM         $  640        $ 1,271         (50)
                                               ==============================================================================
Net Income (Loss) .....................        $  (127)        $   249          NM         $  640        $ 1,103         (42)
-----------------------------------------------==============================================================================
Average Assets (In Billions of Dollars)        $  (173)        $   151          15         $  169        $   145          17
Return on Assets (B) (%) ..............             --            1.10          --           0.51           1.17          --
-----------------------------------------------==============================================================================

(A) Reclassified to conform to the latest quarter's presentation, including the reclassification of Citicorp's venture capital activities and the results of certain investments in the former refinancing countries to a new business segment called "Investment Activities."
(B) Excludes the 1997 third quarter restructuring charge of $281 million pretax ($168 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Global Corporate Banking reported a loss of $127 million in the 1998 third quarter, down $544 million from Core Business income of $417 million in the 1997 third quarter. Loss before taxes totaled $183 million and declined from $521 million (excluding a restructuring charge of $281 million) in the 1997 third quarter. The 1998 third quarter included a loss of $384 million attributable to the financial market turmoil in Russia, which affected both revenue and credit costs, as well as a $138 million write-down of fixed income inventories.

o Adjusted revenue of $1.5 billion in the quarter declined $313 million or 18% (13% excluding the effect of foreign currency translation) from the year-ago quarter, reflecting a $170 million decline in the Emerging Markets business and a $143 million decline in Global Relationship Banking. Adjusted operating expense of $1.4 billion increased $157 million or 12% (15% excluding the effect of foreign currency translation) from 1997, with a $32 million increase in the Emerging Markets business and a $125 million increase in Global Relationship Banking. Credit costs of $231 million in the quarter compared with a net benefit of $3 million in 1997.

o Cash-basis loans of $1.3 billion declined $13 million from the 1998 second quarter but increased $312 million from the 1997 third quarter. Cash-basis loans in Global Relationship Banking of $286 million declined $14 million from the 1998 second quarter and declined $150 million from the year-ago quarter, primarily in the real estate portfolio. Cash-basis loans in the Emerging Markets of $982 million were essentially unchanged from the 1998 second quarter, but grew $462 million from a year ago. The increase from the year-ago quarter is primarily due to the economic turmoil affecting Indonesia and Thailand. At September 30, 1998 and June 30, 1998, Emerging Markets cash-basis loans included $44 million of balance sheet credit exposures related to foreign currency derivative contracts for which the recognition of revaluation gains has been suspended. The amounts included a year ago were not material. Commercial OREO of $345 million was essentially unchanged from the 1998 second quarter and improved $134 million from the year-ago quarter, primarily in the real estate portfolio.

o Exposure to hedge funds under foreign exchange and derivatives contracts totaled $45 million at September 30, 1998 and was fully collateralized by cash and U.S. Treasury securities. Other outstandings and commitments to hedge funds totaled $162 million, of which $129 million was secured and $33 million was unsecured. The value of foreign exchange and derivatives contracts, and the value of collateral, will fluctuate with market conditions. There was no equity investment in hedge funds.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------------------------------------------
                                                     Third Quarter                            Nine Months
Emerging Markets                               -------------------          %        --------------------          %
(In Millions of Dollars)                        1998      1997 (A)     Change          1998      1997 (A)     Change
--------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $ 713         $883        (19)        $2,536        $2,511          1
Adjusted Operating Expense ............          531          499          6          1,549         1,415          9
                                               -------------------                   --------------------
Operating Margin ......................          182          384        (53)           987         1,096        (10)
Credit Costs ..........................          212           35         NM            378            82         NM
                                               -------------------                   --------------------
Income (Loss) Before Taxes (B) ........        $ (30)        $349         NM         $  609        $1,014        (40)
                                               =====================================================================
Core Business Income (Loss) (B) .......        $ (19)        $280         NM         $  473        $  839        (44)
                                               =====================================================================
Net Income (Loss) .....................        $ (19)        $248         NM         $  473        $  807        (41)
-----------------------------------------------=====================================================================
Average Assets (In Billions of Dollars)        $  81         $ 68         19         $   79        $   64         23
Return on Assets (B) (%) ..............           --         1.63         --           0.80          1.75         --
-----------------------------------------------=====================================================================

(A) Reclassified to conform to the latest quarter's presentation, including the reclassification of the results of certain investments in the former refinancing countries to a new business segment called "Investment Activities."
(B) Excludes the 1997 third quarter restructuring charge of $54 million pretax ($32 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Emerging Markets reported a loss of $19 million in the 1998 third quarter, down $299 million from Core Business income of $280 million in the 1997 third quarter. Loss before taxes totaled $30 million and declined from $349 million (excluding a restructuring charge of $54 million) in the 1997 third quarter. The 1998 third quarter included a loss of $301 million attributable to the financial market turmoil in Russia, which affected revenue and credit costs. Average assets of $81 billion rose $13 billion from the 1997 third quarter, reflecting growth in the loan portfolio and treasury initiatives, together with trade finance products.

o Adjusted revenue in the quarter of $713 million declined $170 million or 19% (10% excluding the effect of foreign currency translation) from the 1997 third quarter. Revenue reflected an $84 million decline in trading-related revenue attributable to the volatility experienced in the global capital markets during the quarter (including $57 million attributable to Russia), a $148 million writedown of impaired Russian available-for-sale securities, and lower corporate finance revenue, partially offset by double- digit growth in transaction banking services and loan product revenue. Trading-related revenue reflects double-digit growth in foreign exchange products more than offset by lower results in derivatives and other trading products. Revenue in Asia Pacific (excluding Japan and the Indian subcontinent, but including Australia and New Zealand) declined 2% from the 1997 third quarter due primarily to lower trading-related revenue, partially offset by improved treasury results. Revenue attributed to the Embedded Bank and Emerging Local Corporate strategies, together with new franchises, accounted for 9% of Emerging Markets revenue, up 59% from the comparable 1997 quarter. About 37% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown 6% from the 1997 third quarter.

o Adjusted operating expense of $531 million in 1998 increased $32 million or 6% (13% excluding the effect of foreign currency translation) from the year-ago quarter. The growth reflected investment spending to build the franchise, including costs associated with Citicorp's plan to gain market share in selected emerging market countries, and volume-related expense growth.

o Credit costs totaled $212 million in the quarter, up from $35 million in the 1997 quarter. Credit costs included $96 million attributable to the financial market turmoil in Russia, with the balance concentrated in Indonesia and Thailand.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

-------------------------------------------------------------------------------------------------------------------------
                                                     Third Quarter                                Nine Months
Global Relationship Banking                    -------------------          %        ------------------------           %
(In Millions of Dollars)                        1998      1997 (A)      Change           1998        1997 (A)      Change
-------------------------------------------------------------------------------------------------------------------------
Adjusted Revenue ......................        $ 759         $ 902         (16)       $ 2,841         $ 2,693           5
Adjusted Operating Expense ............          893           768          16          2,589           2,204          17
                                               -------------------                    ------------------------
Operating Margin ......................         (134)          134         NM             252             489         (48)
Credit Costs (Benefits) ...............           19           (38)        NM             (52)           (137)         62
                                               -------------------                    ------------------------
Income (Loss) Before Taxes (B) ........        $(153)        $ 172         NM         $   304         $   626         (51)
                                               ==========================================================================
Core Business Income (Loss) (B) .......        $(108)        $ 137         NM         $   167         $   432         (61)
                                               ==========================================================================
Net Income (Loss) .....................        $(108)        $   1         NM         $   167         $   296         (44)
-----------------------------------------------==========================================================================
Average Assets (In Billions of Dollars)        $  92         $  83          11        $    90         $    81          11
Return on Assets (B) (%) ..............           --          0.65          --           0.25            0.71          --
-----------------------------------------------==========================================================================

(A) Reclassified to conform to the latest quarter's presentation, including the reclassification of Citicorp's venture capital activities to a new business segment called "Investment Activities."
(B) Excludes the 1997 third quarter restructuring charge of $227 million pretax ($136 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o The Global Relationship Banking business in North America, Europe, and Japan reported a loss of $108 million in the 1998 third quarter, compared with Core Business income of $137 million in the 1997 third quarter. Loss before taxes totaled $153 million and declined from $172 million (excluding a restructuring charge of $227 million) in the 1997 third quarter. The 1998 third quarter included a loss of $83 million attributable to the financial market turmoil in Russia, which affected revenue and credit costs. Average assets of $92 billion rose $9 billion from the 1997 third quarter, primarily reflecting an increase in the fair value of trading assets, including derivative and foreign exchange contracts.

o Adjusted revenue of $759 million declined $143 million or 16% from the 1997 third quarter. The decline is attributable to a $183 million decline in trading-related revenue resulting from the volatility experienced in global capital markets during the quarter (including $30 million attributable to Russia and a $138 million write-down of fixed income inventories), partially offset by moderate growth in transaction banking services revenue. Trading-related revenue reflects double-digit growth in foreign exchange products more than offset by lower results in fixed income and other trading products.

o Adjusted operating expense of $893 million grew $125 million or 16% compared with the 1997 third quarter, primarily from increased spending on technology, including costs related to the Year 2000 and the European EMU, volume-related growth in transaction banking services, and increases in asset management, partially offset by a decline in incentive compensation.

o Credit costs in the quarter of $19 million compared with a net benefit of $38 million in the 1997 third quarter, and included write-offs of $53 million attributable to the financial market turmoil in Russia, partially offset by real estate recoveries.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

----------------------------------------------------------------------------------------------------------------------
                                                   Third Quarter                               Nine Months
Investment Activities(A)                       -----------------           %         ---------------------           %
(In Millions of Dollars)                        1998        1997      Change            1998          1997      Change
----------------------------------------------------------------------------------------------------------------------
Revenue ...............................        $ 117      $  348         (66)        $ 1,024         $ 802          28
Operating Expense .....................           11           9          22              34            26          31
                                               -----------------                     ---------------------
Operating Margin ......................          106         339         (69)            990           776          28
Credit Benefits .......................           --          (5)         NM             (10)          (64)        (84)
                                               -----------------                     ---------------------
Income Before Taxes ...................          106         344         (69)          1,000           840          19
Income Taxes ..........................           35          85         (59)            212           175          21
                                               -----------------                     ---------------------
Core Income ...........................        $  71      $  259         (73)        $   788         $ 665          18
-----------------------------------------------=======================================================================
Average Assets (In Billions of Dollars)        $   8      $    9         (11)        $     9         $   9          --
Return on Assets (%) ..................         3.52       11.42          --           11.75          9.88          --
-----------------------------------------------=======================================================================

(A) Investment Activities comprises Citicorp's venture capital activities, certain Corporate investments, and the results of certain investments in the former refinancing countries.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Adjusted revenue from Investment Activities of $117 million declined $231 million or 66% from the 1997 third quarter. The decline reflected a $266 million reduction in venture capital revenue primarily attributable to the volatility in the U.S. equity markets during the quarter, and a $129 million decline in securities transactions, partially offset by a $165 million net gain on investments in Latin America. Revenue in the 1997 quarter included a $23 million investment writedown in Latin America. The increase in the effective income tax rate to 33% from 25% reflects changes in the nature and geographic mix of earnings.

---------------------------------------------------------------------------------------------------------------
                                                   Third Quarter                         Nine Months
Corporate Items                                -----------------         %        ------------------         %
(In Millions of Dollars)                       1998     1997 (A)     Change        1998     1997 (A)     Change
---------------------------------------------------------------------------------------------------------------
Revenue ...............................        $283        $ 277          2        $779        $ 731          7
Operating Expense .....................          81           77          5         263          228         15
                                               -----------------                   -----------------
Income Before Taxes (B) ...............        $202        $ 200          1        $516        $ 503          3
                                               ================================================================
Core Income (Loss) (B) ................        $109        $ (61)        NM        $ --        $(234)        NM
                                               ================================================================
Net Income (Loss) .....................        $109        $ (98)        NM        $ --        $(271)        NM
-----------------------------------------------================================================================
Average Assets (In Billions of Dollars)        $  7        $   5         40        $  7        $   6         17
-----------------------------------------------================================================================

(A) Reclassified to conform to the latest quarter's presentation, including the reclassification of certain Corporate investments and the results of certain investments in the former refinancing countries to a new business segment called "Investment Activities."
(B) Excludes the 1997 third quarter restructuring charge of $28 million pretax ($37 million after-tax).
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Corporate Items includes revenue derived from charging businesses for funds employed, based upon a marginal cost of funds concept, unallocated corporate costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis.

o Income taxes are attributed to businesses on the basis of local tax rates. Changes in the nature and geographic mix of earnings, resulted in an unusually high effective business tax rate of 35% in the 1998 quarter, up from 25% a year ago. The increase in the effective rate charged to the businesses resulted in a reduction in the tax offset expense held in Corporate Items. The effective rate allocated to the businesses was 29% and 25% for the 1998 and 1997 nine month periods, respectively. Citicorp's effective tax rate was 37.5% in both 1998 and 1997 periods.

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Other Items

o Of the $889 million restructuring charge recorded in the 1997 third quarter, approximately $339 million remained in the reserve as of September 30, 1998. The utilization of the reserve included $245 million of premises and equipment writedowns and $300 million of primarily severance and related costs (of which $229 million has been paid in cash and $71 million is legally obligated), together with translation effects.

o The effects of market fluctuations on the available-for-sale investment portfolio resulted in net unrealized losses, recorded against stockholders equity, of $242 million after-tax at September 30, 1998, down from net unrealized gains of $308 million at June 30, 1998.

o The Tier 1 capital ratio at September 30, 1998 was estimated at 8.0%, consistent with the traditional 8.0%-8.3% target range. The decline in the ratio during the quarter was primarily attributable to customer driven growth in risk-adjusted assets, and the redemption of Graduated Rate Cumulative Preferred Stock, Series 8A and 7.5% Non-Cumulative Preferred Stock, Series 17 (for a total of $412 million).

o The amounts shown below for Citibank Global Asset Management are also included in the results of Global Consumer, Emerging Markets, and Global Relationship Banking.

-------------------------------------------------------------------------------------------------------
                                           Third Quarter                         Nine Months
Citibank Global Asset Managment       ------------------          %         ----------------          %
(In Millions of Dollars)               1998         1997     Change         1998        1997     Change
-------------------------------------------------------------------------------------------------------
Revenue ......................        $ 103         $104         (1)        $324        $286         13
Operating Expense ............           98           86         14          280         238         18
                                      ------------------                    ----------------
Income Before Taxes ..........            5           18        (72)          44          48         (8)
Income Taxes (Benefit) .......           (2)          --         NM            2           2         --
                                      ------------------                    ----------------
Core Business Income .........        $   7         $ 18        (61)        $ 42        $ 46         (9)
--------------------------------------=================================================================
(In Billions of Dollars)......
Assets Under Management ......        $ 126         $107         18         $126        $107         18
--------------------------------------=================================================================

NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Although included in the results of Global Consumer and Global Corporate Banking, this division is focused upon as a separate Core Business.

o Citibank Global Asset Management (CGAM) manages $126 billion of assets worldwide for major institutional clients as well as for high net worth individuals and other retail mutual fund shareholders. CGAM offers a broad range of equity, fixed-income, and liquidity products through its investment centers in twenty countries. CGAM's $126 billion in assets under management are comprised of 14% in money market funds, 42% in mutual and institutional commingled funds, and 44% in accounts managed for high net worth individuals, pension funds, corporations, and other institutions.

o Declines in market prices depressed third quarter revenue growth. Revenue of $324 million for the 1998 nine months is up 13% from 1997 reflecting an 18% increase in assets under management since last year. Expense growth reflects CGAM's continuing build-up of its fundamental research and quantitative analysis investment teams, as well as incremental technology costs, including costs associated with Year 2000 and EMU.

o In the 1998 nine months, CGAM raised over $2 billion from 32 new funds distributed worldwide through the Global Consumer and Global Corporate Banking channels.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

TRAVELERS

Travelers Group reports third quarter Core Income of $199.2 million

----------------------------------------------------------------------------------------------------------------------------
Summary of Earnings                                  Third Quarter                                   Nine Months
(In Millions of Dollars,                --------------------------        %         ----------------------------           %
Except Per Share Amounts)                     1998            1997   Change                1998             1997      Change
----------------------------------------------------------------------------------------------------------------------------
Gross Revenue ..................        $  8,221.9      $  9,960.1      (17)        $  28,685.5      $  27,843.6           3
Revenue, Net of Interest Expense           4,927.6         6,880.1      (28)           18,880.9         19,593.9          (4)
Core Income (A) ................             199.2         1,028.7      (81)            2,242.0          2,727.0         (18)
----------------------------------------====================================================================================

(A) Represents net income for all periods presented, adjusted to exclude the reversal of $191.2 million after-tax ($324.1 million pretax) of the 1997 restructuring charge in the 1998 second quarter.

-------------------------------------------------------------------------------------------------------------------------
Travelers Group                                      Third Quarter                                   Nine Months
Segment Revenues                        --------------------------        %         ----------------------------        %
(In Millions of Dollars)                      1998            1997   Change                1998             1997   Change
-------------------------------------------------------------------------------------------------------------------------
Investment Services
Investment Banking and Brokerage        $  3,690.1      $  5,660.4      (35)        $  15,104.6      $  15,467.3       (2)
Asset Management ...............             244.2           213.1       15               695.9            592.8       17
                                        --------------------------                  ----------------------------
Total Investment Services ......           3,934.3         5,873.5      (33)           15,800.5         16,060.1       (2)
                                        --------------------------                  ----------------------------
Consumer Finance Services ......             542.3           448.1       21             1,541.5          1,204.8       28

Life Insurance Services
Travelers Life and Annuity .....             721.0           716.0        1             2,292.5          1,999.6       15
Primerica Financial Services ...             414.5           384.2        8             1,236.9          1,134.8        9
                                        --------------------------                  ----------------------------
Total Life Insurance Services ..           1,135.5         1,100.2        3             3,529.4          3,134.4       13
                                        --------------------------                  ----------------------------
Property and Casualty
  Insurance Services
Commercial Lines ...............           1,654.9         1,651.1       --             4,971.5          4,887.5        2
Personal Lines .................             943.5           852.7       11             2,746.7          2,472.6       11
Other ..........................               2.0             2.9      (31)                8.6              8.8       (2)
                                        --------------------------                  ----------------------------
Total Property and
  Casualty Insurance Services ..           2,600.4         2,506.7        4             7,726.8          7,368.9        5
                                        --------------------------                  ----------------------------
Corporate and Other ............               9.4            31.6      (70)               87.3             75.4       16
                                        --------------------------                  ----------------------------
Total Gross Revenue ............           8,221.9         9,960.1      (17)           28,685.5         27,843.6        3
Interest Expense ...............           3,294.3         3,080.0        7             9,804.6          8,249.7       19
                                        --------------------------                  ----------------------------
Total Revenue,
  Net of Interest Expense ......        $  4,927.6      $  6,880.1      (28)        $  18,880.9      $  19,593.9       (4)
----------------------------------------=================================================================================

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

------------------------------------------------------------------------------------------------
Travelers Group                         Third Quarter                    Nine Months
Segment Core Income (A)            -------------------        %   --------------------        %
(In Millions of Dollars)             1998        1997    Change      1998       1997     Change
------------------------------------------------------------------------------------------------
Investment Services
Investment Banking and Brokerage   $(395.4)   $  449.0       NM   $  394.7    $1,220.6      (68)
Asset Management ...............      70.5        59.4       19      193.3       152.4       27
                                   -------------------            --------------------
Total Investment Services ......    (324.9)      508.4       NM      588.0     1,373.0      (57)
                                   -------------------            --------------------

Consumer Finance Services ......      83.3        65.4       27      211.9       166.8       27

Life Insurance Services
Travelers Life and Annuity .....     123.3       106.5       16      371.5       312.5       19
Primerica Financial Services ...      98.8        84.7       17      297.0       244.8       21
                                   -------------------            --------------------
Total Life Insurance Services ..     222.1       191.2       16      668.5       557.3       20
                                   -------------------            --------------------

Property and Casualty
  Insurance Services
Commercial Lines ...............     230.6       223.9        3      683.1       626.7        9
Personal Lines .................      90.3        95.4       (5)     306.0       304.2        1
                                   -------------------            --------------------
  Total Insurance-Related ......     320.9       319.3        1      989.1       930.9        6
Financing Costs and Other ......     (26.9)      (29.3)       8      (84.9)      (92.6)       8
Minority Interest ..............     (49.1)      (48.0)      (2)    (151.1)     (146.4)      (3)
                                   -------------------            --------------------
Total Property and
  Casualty Insurance Services ..     244.9       242.0        1      753.1       691.9        9
                                   -------------------            --------------------

Total Core Business ............     225.4     1,007.0      (78)   2,221.5     2,789.0      (20)
                                   -------------------            --------------------

Investment Portfolio Gains .....      25.4        82.0      (69)     139.7        96.6       45
Corporate and Other ............     (51.6)      (60.3)      14     (119.2)     (158.6)      25
                                   -------------------            --------------------

Total Core Income ..............   $ 199.2    $1,028.7      (81)  $2,242.0    $2,727.0      (18)
-----------------------------------=============================================================

(A) Represents net income for all periods presented, adjusted to exclude the reversal of $191.2 million after-tax ($324.1 million pretax) of the 1997 restructuring charge in the 1998 second quarter.
(B) The 1998 third quarter effective tax rate for Travelers Group is approximately 18%, reflecting the impact of municipal bond interest at Travelers Property Casualty and Salomon Smith Barney on a lower overall level of earnings, plus lower state tax expense at Salomon Smith Barney.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Investment Services

Salomon Smith Barney reports net loss of $324.9 million

-----------------------------------------------------------------------------------------------
                                        Third Quarter                    Nine Months
Salomon Smith Barney               ------------------         %   ------------------          %
(In Billions of Dollars)              1998       1997    Change       1998      1997     Change
-----------------------------------------------------------------------------------------------
Revenue,
  Net of Interest Expense
   (In Millions) ................  $ 921.0   $3,032.8       (70)  $6,797.4  $8,472.5        (20)
  Net Income(A) (In Millions) ...   (324.9)     508.4        --      779.2   1,373.0        (43)
Return on Equity(B) % ...........       --       25.3        --        8.8      24.3         --
Pretax Profit Margin ............       --       27.4        --       13.7      26.6         --
Assets Under Fee-Based
  Management
  Internally Managed
   Salomon Smith Barney
    Asset Management ............  $ 169.6   $  146.7        16   $  169.6  $  146.7         16
   Financial Consultant
    Managed Accounts ............     13.8       11.1        24       13.8      11.1         24
Externally Managed
  Consulting Group Managed Assets     63.9       58.4         9       63.9      58.4          9
                                   ------------------             ------------------
Total Assets Under Fee-Based
  Management ....................  $ 247.3   $  216.2        14   $  247.3  $  216.2         14
                                   ------------------             ------------------
Total Client Assets .............  $ 697.5   $  630.4        11   $  697.5  $  630.4         11
Annualized Retail Gross
  Production per FC (In
   Thousands) ...................  $   431   $    428         1   $    441  $    393         12
Underwriting (Full Credit to
  Lead Manager)
Global Debt and Equity Rank .....        3          2        --          4         2         --
U.S. Debt and Equity Rank .......        3          2        --          2         2         --
Municipals Rank .................        1          2        --          1         1         --
-----------------------------------============================================================

(A) Includes the reversal of $191.2 million after-tax ($324.1 million pretax) of the 1997 restructuring charge in the 1998 second quarter.
(B)   Based on income excluding restructuring charge.
--------------------------------------------------------------------------------

o Salomon Smith Barney reported a loss of $325 million for the quarter. Included in this is an after-tax loss of $700 million related to Global Arbitrage and Russian related credit losses. Extreme volatility in the global fixed income markets affected trading results negatively for the quarter, while Private Client and Asset Management performance continued at high levels.

o Total revenues, net of interest expense, were $921 million in the 1998 quarter and $6.797 billion in the nine months ended September 30, 1998 compared to $3,033 million in the 1997 quarter and $8.473 billion in the nine months ended September 30, 1997.

o Commission revenues were relatively unchanged from the prior year quarter. An increase in listed commissions was offset by decreases in other commissions. In the nine months ended September 30, 1998 commission revenues increased over the comparable 1997 period due to an increase in listed, OTC, and mutual fund commissions.

o Investment banking revenues decreased to $531 million in the 1998 quarter compared with $597 million in the 1997 quarter. Record merger and acquisition fees were more than offset by declines in equity, high yield, high grade debt, and unit trust underwritings. Salomon Smith Barney held its number one rank in municipal underwriting for the third quarter of 1998. For the nine months of 1998, Salomon Smith Barney held its number two ranking in overall U.S. debt and equity underwriting. For the nine months ended September 30, 1998, investment banking revenues increased over the comparable 1997 period primarily due to increased merger and acquisition fees.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

o Principal transaction revenues decreased in the quarter to a loss of $1.331 billion. Decreases in fixed income trading results include losses due to risk reduction of U.S. fixed income arbitrage, losses in other Global Arbitrage, and losses in the customer business. These were partially offset by an increase in equity trading results. Fixed income trading results were adversely impacted by significant dislocations in the global fixed income markets, including greatly reduced liquidity and widening credit spreads. Included in these results are Russia-related credit losses.

o Asset management fees increased to a record $563 million and $1.614 billion in the 1998 quarter and nine months ended September 30, as a result of increased client assets under management.

o Net interest decreased to $326 million in the 1998 quarter from $366 million in the 1997 quarter. Net interest in the nine months ended September 30, 1998 was relatively unchanged from the comparable 1997 period.

o Total expenses declined by $758 million, reflecting a reduction in compensation and benefits of $711 million, largely related to performance based compensation accruals.

o As of October 1, 1998, Salomon Smith Barney had mark-to-market exposure to hedge funds of $2.122 billion, collateralized by $2.167 billion of cash and government securities, resulting in excess collateral of $45 million. Within these results, a portion of hedge funds have collateral in excess of the mark-to-market deficit, and a portion of hedge funds have deficits in excess of collateral held. The total exposure to hedge funds with mark-to-market deficits in excess of collateral held is $48 million. No single hedge fund had a mark-to-market deficit which was more than $8 million in excess of collateral held from that hedge fund. Mark-to-market exposure includes those hedge funds which owe Salomon Smith Barney on foreign exchange and derivative contracts such as swaps, swap options, and other over-the-counter options and only the uncollateralized portion of receivables on reverse repurchase and repurchase agreements. This exposure can change significantly as a result of extreme market movements.

o In addition, Salomon Smith Barney has no unsecured loans or loan commitments to hedge funds. Salomon Smith Barney has no investments in hedge funds other than the previously disclosed investment in Long-Term Capital Management, LP, made in concert with a consortium of banks and securities firms.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Salomon Smith Barney Asset Management earns $70.5 million, Up 19% from year-ago quarter

------------------------------------------------------------------------------------------------
                                             Third Quarter                   Nine Months
Salomon Smith Barney                     -----------------       %     -----------------       %
Asset Management Division                  1998       1997  Change       1998       1997  Change
------------------------------------------------------------------------------------------------
Revenue (In Millions) ..............     $244.2     $213.1      15     $695.9     $592.8      17
Core Business Income (In Millions) .     $ 70.5     $ 59.4      19     $193.3     $152.4      27
Pretax Profit Margin % .............       47.8       46.2      --       46.0       42.6      --
SSBAM Assets Under
  Management (In Billions)
  Money Market Funds ...............     $ 55.1     $ 45.3      22     $ 55.1     $ 45.3      22
  Mutual Funds .....................       53.5       46.4      15       53.5       46.4      15
   Private Client ..................       17.0       14.8      15       17.0       14.8      15
   Institutional ...................       44.0       40.2       9       44.0       40.2       9
                                         -----------------             -----------------
  Managed Accounts .................       61.0       55.0      11       61.0       55.0      11
                                         -----------------             -----------------
Salomon Smith Barney
  Asset Management .................     $169.6     $146.7      16     $169.6     $146.7      16
                                         -----------------             -----------------
Number of Morningstar
  4- and 5- Star Funds .............         22         17      29         22         17      29
Cross Marketing Long Term Open-End
  Mutual Fund Sales Through
     SSB ...........................     $1,210     $1,079      12     $3,750     $2,804      34
     PFS ...........................        431        184      NM      1,171        525      NM
     TL&A ..........................        109         72      51        321        185      74
                                         -----------------             -----------------
Proprietary Funds
  Distribution through Travelers         $1,750     $1,335      31     $5,242     $3,514      49
                                         =======================================================
Proprietary Funds Percent of Total
  Sales Throughout Travelers Group %         31         25      --         28         24      --
-----------------------------------------=======================================================

NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Although included in Salomon Smith Barney's overall results, this division is being focused upon as a separate Core Business.

o The division's strong recurring revenues reflect continued strength in mutual funds, retail and institutional managed accounts, and its share of unit trust revenues. SSBAM's $169.6 billion in assets under management breaks down as 33% in money market funds, 31% in mutual funds, and 36% in accounts managed for high net worth individuals, pension funds, corporations, and other institutions. The slight increase in money market funds as a percentage of total assets reflects investor reaction to recent market volatility.

o Investment advisory, administration, and distribution fees rose 16% to $217.3 million from the prior-year quarter, paralleling a 16% increase in assets under management. The pretax profit margin from this unit was 47.8%, up from 46.2% in the prior-year period, and among the highest in the industry.

o During the quarter, SSBAM completed its acquisition of the Australian asset management business of JP Morgan, which added $4.8 billion in assets under management and establishes an important franchise in what is expected to be the sixth largest investment market in the world by 2001. Included in this projected market growth are the rapid changes taking place in the retirement market in Australia.

o In the mutual fund sector, there was a significant increase not only in dollar sales, but also in performance, with the number of Morningstar 4- and 5-star funds rising to 22, up from 17 in the prior-year period. Sales of proprietary Smith Barney mutual funds rose 34%, and they account for an increasing percentage -- 29.3% year-to-date compared to 26.6% for the prior year-to-date -- of Salomon Smith Barney's total mutual fund sales.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

o New products successfully introduced in the third quarter include the Smith Barney Mid-Cap Blend Fund which helps to round out the unit's group of style pure funds.

o During the quarter, the division successfully offered the 1998 Uncommon Values Unit Investment Trust Series, comprised of three portfolios, Uncommon Values, Aggressive Growth, and Growth and Income, raising over $2.1 billion in assets.

o In addition, in mid September, Citicorp Investment Services began distributing Salomon Brothers mutual funds. This initiative is the division's first rollout of several planned Citigroup cross-sell opportunities.

Consumer Finance

Consumer Finance earns $83.3 million in the third quarter, Up 27% from year-ago quarter

----------------------------------------------------------------------------------------
                                   Third Quarter                     Nine Months
Consumer Finance Services  ---------------------       %   ---------------------       %
(In Millions of Dollars)        1998        1997  Change        1998        1997  Change
----------------------------------------------------------------------------------------
Revenue ............       $   542.3   $   448.1      21   $ 1,541.5   $ 1,204.8      28
Core Business Income            83.3        65.4      27       211.9       166.8      27
Receivables Owned ..        12,669.9    10,652.4      19    12,669.9    10,652.4      19
Average Yield % ....           14.21       14.57      --       14.18       14.55      --
Charge-off Rate % ..            2.39        2.50      --        2.60        2.74      --
Average Assets .....       $14,350.7   $11,075.5      29   $13,654.7   $ 9,956.8      37
Return on Assets % .            2.32        2.35      --        2.07        2.24      --
---------------------------=============================================================

o This excellent performance reflects continued internal receivables growth in all major products, an improved charge-off rate, and the integration of Security Pacific Financial Services into the Commercial Credit branch system since July 1997.

o Receivables owned reached a record $12.67 billion, up 19% from the prior year period, and up $1.62 billion or 15% since year-end 1997. This excludes $255.1 million in credit card receivables securitized on March 6, 1998. Much of the growth in real estate- secured loans resulted from the continued strong performance of the $.M.A.R.T. program, as well as solid sales in the branch network. On a managed basis, including securitized assets, receivables totaled $13.01 billion, an increase of $1.77 billion since year-end 1997.

o The average yield on owned receivables at 14.21%, was down from 14.57% in the 1997 quarter, reflecting the shift in the portfolio mix toward lower-risk real estate-secured loans, which have lower prices. At quarter-end, the owned portfolio consisted of 48% real estate-secured loans, 34% personal loans, 11% credit cards, and 7% sales finance and other.

o The charge-off rate on owned receivables continued to improve to 2.39%, down from 2.50% in the 1997 period and from 2.66% in the previous quarter. Delinquencies over 60 days on owned receivables were 2.27% of receivables, down from 2.35% at year-end 1997, but up from 2.17% at the end of the comparable quarter last year, which contained a short-term benefit from the transition of Security Pacific's portfolio to Commercial Credit's charge-off policies.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Life Insurance

Primerica Financial Services earns $98.8 million in the third quarter, Up 17% from a year-ago

------------------------------------------------------------------------------------------
                                       Third Quarter                   Nine Months
Primerica Financial Services     -------------------       %   -------------------       %
(In Millions of Dollars)             1998       1997  Change       1998       1997  Change
------------------------------------------------------------------------------------------
Revenue ......................   $  414.5   $  384.2       8   $1,236.9   $1,134.8       9
Core Business Income
  Life Insurance .............       76.8       67.5      14      232.4      200.2      16
  Other Financial Products(A)        22.0       17.2      28       64.6       44.6      45
                                 -------------------           -------------------
Total Core Business Income ...   $   98.8   $   84.7      17   $  297.0   $  244.8      21
                                 -------------------           -------------------
Financial Needs
  Analyses (FNA's)
   Submitted(B) ..............    132,791    132,141      --    403,957    331,633      22
Life Insurance Issued
  (In Billions of Dollars) ...   $   14.2   $   13.1       8   $   43.0   $   39.2      10
Other Financial Products
  Mutual Fund Sales at NAV ...      725.0      635.9      14    2,326.9    2,027.3      15
  Cash Advanced on
    $.M.A.R.T. and
     $.A.F.E. Loans(C) .......      351.1      315.5      11    1,078.3      943.1      14
  Variable Annuity
    Net Written Premiums .....      171.9      100.6      71      473.4      234.6      NM
  SECURE Net Written Premiums(D)     60.8       19.5      NM      154.6       44.4      NM
---------------------------------=========================================================

(A) Earnings reflect commissions earned from cross marketing sister company products and other non-life products.
(B)   1997 FNA's were adjusted to be consistent with 1998.
(C) The $.M.A.R.T. and $.A.F.E. loan products are marketed by PFS, and the receivables are reflected in the assets of Consumer Finance Services.
(D) The SECURE property casualty insurance products are marketed by PFS, and the premiums are reflected in the operating earnings of Travelers Property Casualty Corp.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Core business income for the quarter advanced 17% over last year's period, reflecting PFS's continued success at cross-selling a range of products, growth in life insurance in force, favorable mortality experience, and disciplined expense management.

o New term life insurance sales were $14.2 billion in face value, up from $13.1 billion in the 1997 quarter. Although the number of policies issued were basically flat quarter-over-quarter, the average face amount per policy issued rose 11% to $223,485.

o Life insurance in force reached a record $380.6 billion, up 3% from the prior year quarter, reflecting good policy persistency and stable sales growth.

o Cross-selling initiatives continued to enhance the company's earnings. Distribution of non-life insurance products accounted for $22.0 million or 22% of the company's operating earnings, an increase of 28% from the prior year quarter.

o Sales of mutual funds rose more than 14% to $725.0 million (at net asset value), despite significant market volatility in both the U.S. and Canada. Salomon Smith Barney funds accounted for almost 61% of PFS's U.S. sales and approximately 53% of total sales.

o Variable annuity sales continued to show momentum, reaching net written premiums and deposits of $171.9 million, increasing 71% over last year's period.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

o Cash advanced on $.M.A.R.T. and $.A.F.E. Loans underwritten by Commercial Credit was up 11% to $351.1 million. The Secure line of property casualty insurance products showed strong growth, with net written premiums up almost three-fold to $60.8 million, and the number of policies sold in the quarter up 60% to 41,483. The number of agents licensed to sell auto and homeowners insurance jumped 59% to 12,683 people.

o One of the primary factors in PFS's cross-selling success, the Financial Needs Analysis, continues to help the company's Personal Financial Analysts define and address their client's needs. They submitted more than 132,000 FNA's in the quarter bringing the nine month total to nearly 404,000, indicating the potential that more than one-half million people will have an analysis done for them before year-end 1998.

Travelers Life & Annuity earns $123.3 million in the third quarter, Up 16% from year-ago quarter

-----------------------------------------------------------------------------------------
                                      Third Quarter                   Nine Months
Travelers Life & Annuity            ---------------       %   -------------------       %
(In Millions of Dollars)              1998     1997  Change       1998       1997  Change
-----------------------------------------------------------------------------------------
Revenue .........................   $721.0   $716.0       1   $2,292.5   $1,999.6      15
Total Core Business Income ......   $123.3   $106.5      16   $  371.5   $  312.5      19
Pretax Contribution by Source
  Deferred and Payout Annuities .   $ 82.0   $ 74.7      10   $  263.4   $  224.4      17
  Group Annuities ...............     36.4     26.2      39       96.2       75.5      27
  Life and Long Term Care
   Insurance                          34.6     35.0      (1)     111.8      106.1       5
                                    ---------------           -------------------
    Subtotal ....................    153.0    135.9      13      471.4      406.0      16
  Other (Principally Return on
    Excess Capital and Run-off
    Business) ...................     37.6     26.9      40       99.3       70.4      41
                                    ---------------           -------------------
Total Core Business .............   $190.6   $162.8      17   $  570.7   $  476.4      20
                                    ---------------           -------------------
Income Pretax
Cross Marketing %
  Percent of Deferred Annuities
    Sold Through Citigroup
     Affiliates .................       78       78      --         78         77      --
  Percent of New Individual Life
   and Long Term Care Sales Sold
   Through Citigroup Affiliates .       40       38      --         43         38      --
------------------------------------=====================================================

o Earnings growth for the quarter reflects strong double-digit business volume growth in annuity account balances and life and long term care premiums. A decline in investment income yields for the quarter, which vary by product line, results primarily from participation in partnership investment interests being negatively impacted by the downturn in marketplace conditions. This decline was substantially offset by a favorable reserve settlement in the runoff group life and health business.

o In deferred annuities, significant sales through established Citigroup distribution channels, Salomon Smith Barney Financial Consultant's, and The Copeland Companies, were complemented by the successful third quarter launches of the Primerica Financial Services and Citibank branch network cross-selling initiatives. Total premium deposits for the quarter increased 52% to $872.9 million. Account balances aggregated $17.5 billion at September 30, 1998, up 12% from a year ago, but down 3% since June 30, reflecting the downturn in the market value of the variable annuity account balances.

o Payout and group annuity account balances and benefit reserves reached $13.3 billion at September 30, 1998, up 14% from a year ago. The revitalization of this business is reflected in the 208% increase in net written premiums and deposits (excluding old Travelers Group employee pension plan deposits) to $1.082 billion for the quarter ended September 30, 1998.

o For individual life insurance, net premiums and deposits were $78.5 million, up 13%. Single deposits rose to $17.1 million, and new periodic premium sales increased 73%, reflecting a 30% increase in sales at Salomon Smith Barney.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

      For the quarter, Salomon Smith Barney life sales increased to over 33% of new periodic premium and single deposits. Life insurance in force was $54.2 billion at September 30, 1998, up $3.3 billion from a year ago.

o Earned premiums for the growing long term care insurance product line increased 26% to $51.8 million.

o Strong sustained operating performance over the past several quarters was recognized by Standard & Poor's in their September 1998 upgrade of Travelers Insurance Company's claims paying rating to AA (Excellent).

Travelers Property Casualty Corp. (83.4% owned by Travelers Group)

Travelers Property Casualty earns $294.0 million before Minority Interest, With Travelers Group's share $244.9 million

----------------------------------------------------------------------------------------------
Property Casualty Insurance              Third Quarter                    Nine Months
 Services                          -------------------        %   -------------------        %
(In Millions of Dollars)               1998       1997   Change       1998       1997   Change
----------------------------------------------------------------------------------------------
Revenues
  Commercial Lines ..........      $1,654.9   $1,651.1       --   $4,971.5   $4,887.5        2
  Personal Lines ............         943.5      852.7       11    2,746.7    2,472.6       11
  Other .....................           2.0        2.9      (31)       8.6        8.8       (2)
                                   -------------------            -------------------
Total Revenues ............        $2,600.4   $2,506.7        4   $7,726.8   $7,368.9        5
                                   -------------------            -------------------
Core Business Income (Loss)
  Commercial Lines ..........      $  230.6   $  223.9        3   $  683.1   $  626.7        9
  Personal Lines ............          90.3       95.4       (5)     306.0      304.2        1
  Financing Costs and Other .         (26.9)     (29.3)       8      (84.9)     (92.6)       8
  Minority Interest .........         (49.1)     (48.0)      (2)    (151.1)    (146.4)      (3)
                                   -------------------            -------------------
Total Core Business Income ..      $  244.9   $  242.0        1   $  753.1   $  691.9        9
                                   -------------------            -------------------
Statutory Combined Ratio,
 As Adjusted(A)(B) (%)
  Loss and Loss Adjustment
   Expense Ratio ............          74.8       71.8                73.7       72.7
  Other Underwriting
   Expense Ratio ............          28.2       30.8                28.7       30.0
                                   -------------------            -------------------
Combined Ratio ..............         103.0      102.6               102.4      102.7
                                   -------------------            -------------------
Cross-Marketing, Net
  Written Premiums
  SECURE(C) ...............        $   60.8   $   19.5       NM   $  154.6   $   44.4       NM
-----------------------------------===========================================================

(A) The 1997 nine month net written premiums include an increase of $142.4 million due to a change to conform Aetna P&C's and Travelers P&C's methods of recording net written premiums, and an increase of $68.7 million due to an adjustment associated with a reinsurance transaction in the 1997 first quarter. The statutory combined ratio, as adjusted, excludes these transactions.
(B)   Before policyholder dividends.
(C)   The SECURE property casualty insurance products are marketed by PFS.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

o Results for the quarter were solid compared to the third quarter of 1997, especially in view of the current quarter's catastrophe losses, after taxes and reinsurance, of $36.7 million and unusually high losses from other weather-related claims. Contributing to earnings were lower expenses and growth in Personal Lines agency distribution.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Commercial Lines earns $230.6 million (before Minority Interest), Up 3% from the 1997 third quarter

o The 3% rise in core business income reflects continued expense savings and, as anticipated, a decline in asbestos and environmental incurred losses. Catastrophe losses, after taxes and reinsurance, were $14.9 million versus none in the prior-year quarter.

o Pricing remains very soft in Commercial Lines. However, through a combination of disciplined underwriting and good customer retention, net written premiums of $1.168 billion stayed level with last year's quarter.

o The statutory combined ratio improved to 108.0% from 109.2% as a result of continued expense savings, partially offset by higher catastrophes and weather-related losses.

Personal Lines earns $90.3 million (before Minority Interest), Down 5% from the year-ago quarter

o Core business income reflects catastrophe losses of $21.8 million, after taxes and reinsurance, compared with no catastrophe losses in the prior-year quarter. Excluding catastrophes, core income increased as a result of expense management, higher net investment income, and increased production.

o Net written premiums rose 17% to $908.7 million as a result of strong sales through both the independent agent and alternative distribution systems.

o The statutory combined ratio rose to 96.3% from 93.0% in the 1997 third quarter due to higher catastrophe losses, partially offset by expense efficiencies.

Financing Costs and Other was ($26.9) million, down from ($29.3) million in the year-ago quarter

o The primary component of Financing Costs and Other operating expense for the quarter was interest expense of $26.0 million.

Travelers Group Investment Portfolio

o The Investment Portfolio, which consists largely of the fixed income securities holdings in the Travelers Life & Annuity and Travelers Property Casualty portfolios, reported gains of $25.4 million in the quarter, down from $82.0 million in the year-earlier quarter.

o Travelers Group's $67 billion investment portfolio consists primarily of fixed income investments with average quality ratings of A+/A1. The effective duration of the fixed income portfolio, including short-term fixed income investments, is 4.8 years.

                                                            TravelersGroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

Travelers Group Corporate and Other Operating Expense was ($51.6) million, versus ($60.3) million in the year-ago quarter

o Corporate expenses include a reduction in incentive compensation accruals and an increase in net treasury expense.

Other Information

o Travelers Group, which as of September 30, 1998 had assets of $358 billion, was a diversified, integrated financial services company engaged in investment services, asset management, consumer finance, and life and property casualty insurance services.

                                                                 citigroup[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------------------------------------
Calculation of Earnings Per Share
--------------------------------------------------------------------------------------------------------------
                                                              Third Quarter                        Nine Months
                                         ---------------------------------------------------------------------
                                                   Travelers      Citigroup            Travelers     Citigroup
(In Millions, except Per Share Amounts)  Citicorp      Group   Pro-Forma(A)  Citicorp      Group  Pro-Forma(A)
--------------------------------------------------------------------------------------------------------------
Core Income ..................             $  530   $    199       $    729    $2,692   $  2,242      $  4,934
Dividends on Preferred Stock .                (19)       (31)           (50)      (79)       (93)         (172)
                                           -------------------------------------------------------------------
Core Income Applicable to
  Common Stock -- Basic EPS ..                511        168            679     2,613      2,149         4,762
Effect of Dilutive Securities                  --          6              6        --         19            19
                                           -------------------------------------------------------------------
Income Applicable to
  Common Stock -- Diluted EPS              $  511   $    174       $    685    $2,613   $  2,168      $  4,781
-------------------------------------------===================================================================
Weighted-Average Common Shares
  Outstanding -- Basic EPS ...              451.2    1,120.3        2,248.3     450.9    1,118.6       2,245.9
Effect of Dilutive Securities:
  Convertible Securities .....                 --       13.2           13.2        --       13.2          13.2
  Options(B) .................               10.3       13.2           38.9      11.4       15.7          44.1
  Warrants ...................                 --        0.7            0.7        --        3.1           3.1
  Restricted Stock ...........                0.3       18.8           19.6       0.3       17.4          18.2
                                           -------------------------------------------------------------------
Adjusted -- Diluted EPS ......              461.8    1,166.2        2,320.7     462.6    1,168.0       2,324.5
-------------------------------------------===================================================================
Citigroup Core
  Earnings Per Share
Basic ........................                 --         --       $   0.30        --         --      $   2.12
Diluted ......................                 --         --           0.30        --         --          2.06
-------------------------------------------===================================================================

(A) Citigroup pro-forma results combine those of Citicorp and Travelers Group. Pro-forma core income per share reflects the exchange of 2.5 Citigroup common shares for each Citicorp common share effective October 8, 1998, when the merger was completed.
(B) Includes the dilutive effect of stock options and stock purchase agreements, computed using the treasury stock method, and shares issuable under deferred stock awards.
--------------------------------------------------------------------------------

                                                                  CITICORP[LOGO]

Third Quarter 1998 Earnings - October 21, 1998

----------------------------------------------------------------------------------
CITICORP and Subsidiaries Consolidated Statement of Income
----------------------------------------------------------------------------------
                                  Third Quarter                Nine Months
(In Millions of Dollars,        ---------------       %   ----------------       %
 Except Per Share Amounts)        1998     1997  Change      1998     1997  Change
----------------------------------------------------------------------------------
Interest Revenue ............   $6,976   $6,195      13   $19,937  $18,193      10
Interest Expense ............    3,878    3,319      17    11,005    9,650      14
                                ---------------           ----------------
Net Interest Revenue ........    3,098    2,876       8     8,932    8,543       5

Provision for Credit Losses .      736      486      51     1,807    1,421      27
                                ---------------           ----------------
Net Interest Revenue after
  Provision for Credit Losses    2,362    2,390      (1)    7,125    7,122      --
                                ---------------           ----------------
Fees, Commissions,
  and Other Revenue
Fees and Commissions ........    1,575    1,478       7     4,569    4,271       7
Foreign Exchange ............      474      435       9     1,288    1,043      23
Trading Account .............     (159)     134      NM       175      429     (59)
Securities Transactions .....      (56)     186      NM       485      418      16
Other Revenue ...............      562      432      30     1,852    1,344      38
                                ---------------           ----------------
Total Fees, Commissions,
  and Other Revenue .........    2,396    2,665     (10)    8,369    7,505      12
                                ---------------           ----------------
Operating Expense
Salaries ....................    1,505    1,356      11     4,331    3,906      11
Employee Benefits ...........      325      317       3     1,038    1,039      --
                                ---------------           ----------------
  Total Employee Expense ....    1,830    1,673       9     5,369    4,945       9
Net Premises &
  Equipment Expense .........      550      496      11     1,577    1,465       8
Restructuring Charge ........       --      889      NM        --      889      NM
Other Expense ...............    1,530    1,179      30     4,241    3,280      29
                                ---------------           ----------------
Total Operating Expense .....    3,910    4,237      (8)   11,187   10,579       6
                                ---------------           ----------------
Income Before Taxes .........      848      818       4     4,307    4,048       6
Income Taxes ................      318      307       4     1,615    1,518       6
                                ---------------           ----------------
Net Income ..................   $  530   $  511       4   $ 2,692  $ 2,530       6
--------------------------------==================================================

NM   Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------
CITICORP and Subsidiaries Consolidated Balance Sheet
--------------------------------------------------------------------------------
                                                 Sept. 30,     Dec. 31,        %
(In Millions of Dollars)                              1998         1997   Change
--------------------------------------------------------------------------------

Assets

Cash and Due from Banks .......................  $   9,107    $   8,585       6
Deposits at Interest with Banks ...............     14,085       13,049       8
Securities, at Fair Value:
   Available for Sale .........................     35,552       30,762      16
   Venture Capital ............................      3,285        2,599      26
Trading Account Assets ........................     40,018       40,356      (1)
Loans Held for Sale ...........................      5,183        3,515      47
Federal Funds Sold and Securities Purchased
   Under Resale Agreements ....................     13,412       10,233      31
Loans, Net:
   Consumer ...................................    112,103      108,066       4
   Commercial .................................     87,706       75,947      15
                                                 ----------------------
Loans, Net of Unearned Income .................    199,809      184,013       9
   Allowance for Credit Losses ................     (6,240)      (5,816)      7
                                                 ----------------------
Total Loans, Net ..............................    193,569      178,197       9
                                                 ----------------------
Customers' Acceptance Liability ...............      1,609        1,726      (7)
Premises and Equipment, Net ...................      5,019        4,474      12
Interest and Fees Receivable ..................      3,549        3,288       8
Other Assets ..................................     18,952       14,113      34
                                                 ----------------------
Total .........................................  $ 343,340    $ 310,897      10
-------------------------------------------------===============================

Liabilities

Non-Interest-Bearing Deposits in U.S. Offices .  $  16,315    $  16,901      (3)
Interest-Bearing Deposits in U.S. Offices .....     42,318       40,361       5
Non-Interest-Bearing Deposits in Offices
   Outside the U.S. ...........................     10,925        9,627      13
Interest-Bearing Deposits in Offices Outside
   the U.S. ...................................    152,877      132,232      16
                                                 ----------------------
   Total Deposits .............................    222,435      199,121      12
                                                 ----------------------
Trading Account Liabilities ...................     30,692       30,986      (1)
Purchased Funds and Other Borrowings ..........     24,305       21,231      14
Acceptances Outstanding .......................      1,685        1,826      (8)
Accrued Taxes and Other Expense ...............      7,284        6,464      13
Other Liabilities .............................     15,811       10,288      54
Long-Term Debt ................................     19,982       19,785       1

Stockholders' Equity

Preferred Stock (Without par value) ...........        863        1,903     (55)
Common Stock ($1.00 par value) ................        506          506      --
   Issued Shares: 506,298,235 in each period
Surplus .......................................      6,525        6,501      --
Retained Earnings .............................     18,621       16,789      11
Accumulated Other Changes in Equity from
   Nonowner Sources (A) .......................       (871)         (91)     NM
Common Stock in Treasury, at Cost .............     (4,498)      (4,412)      2
   Shares: 53,583,079 and 52,355,947,
     respectively
                                                 ----------------------
Total Stockholders' Equity ....................     21,146       21,196      --
                                                 ----------------------
 Total ........................................  $ 343,340    $ 310,897      10
-------------------------------------------------===============================

(A) Amounts at September 30, 1998 and December 31, 1997 include the after-tax amounts for net unrealized gains (losses) on securities available for sale of ($242) million and $535 million, respectively, and foreign currency translation of ($629) million and ($626) million, respectively.

NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

--------------------------------------------------------------------------------------------------------------------
CITICORP Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios
--------------------------------------------------------------------------------------------------------------------
                            Total                                         Average
                            Loans       90 Days or More Past Due (A)       Loans               Net Credit Losses (A)
(In Millions of Dollars,  ------------------------------------------------------------------------------------------
 except Loan             Sept. 30,    Sept. 30,   June 30,   Sept. 30,  3rd Qtr.    3rd Qtr.    2nd Qtr.    3rd Qtr.
 Amounts in Billions)         1998        1998        1998        1997      1998        1998        1998        1997
--------------------------------------------------------------------------------------------------------------------
Citibanking ...........     $ 70.1    $ 2,119     $ 1,995     $ 2,082     $ 69.0    $   144     $   144     $   135
Ratio .................                  3.02%       2.93%       3.07%                 0.83%       0.85%       0.80%

Cards:
---------------------------
U.S. Bankcards (B) ....       61.2        924         942         806       60.3        795         842         639
Ratio .................                  1.51%       1.58%       1.76%                 5.23%       5.73%       5.58%

Other (C) .............       10.0        230         220         182        9.5        112         103          90
Ratio .................                  2.31%       2.30%       1.98%                 4.66%       4.42%       3.92%

Private Bank ..........       16.4        195         197         146       16.3          1          --          (4)
Ratio .................                  1.19%       1.23%       0.94%                 0.02%         NM          NM

--------------------------------------------------------------------------------------------------------------------
Total Managed .........      157.7      3,468       3,354       3,216      155.1      1,052       1,089         860
Ratio .................                  2.20%       2.19%       2.32%                 2.69%       2.88%       2.50%
--------------------------------------------------------------------------------------------------------------------

Securitization Activity
Credit Card Receivables      (40.4)      (611)       (601)       (452)     (39.9)      (539)       (542)       (378)
Loans Held for Sale ...       (5.2)       (38)        (40)        (34)      (5.2)       (34)        (37)        (30)

--------------------------------------------------------------------------------------------------------------------
Total Loans ...........     $112.1    $ 2,819     $ 2,713     $ 2,730     $110.0    $   479     $   510     $   452
Ratio .................                  2.51%       2.53%       2.51%                 1.72%       1.86%       1.67%
--------------------------------------------------------------------------------------------------------------------

Managed Portfolio:
---------------------------
Developed .............     $123.7    $ 2,720     $ 2,707     $ 2,763     $121.6    $   913     $   956     $   769
Ratio .................                  2.20%       2.25%       2.66%                 2.97%       3.24%       2.98%

Emerging ..............       34.0        748         647         453       33.5        139         133          91
Ratio .................                  2.20%       1.95%       1.31%                 1.65%       1.61%       1.06%
--------------------------------------------------------------------------------------------------------------------

Emerging Portfolio (D):
---------------------------
Asia Pacific ..........     $ 22.6    $   448     $   374     $   253     $ 22.2    $    60     $    63     $    38
Ratio .................                  1.99%       1.70%       1.04%                 1.10%       1.16%       0.63%

Latin America .........        9.9        254         227         162        9.9         70          61          45
Ratio .................                  2.56%       2.28%       1.83%                 2.82%       2.51%       2.09%

CEEMEA (E) ............        1.5         46          46          38        1.4          9           9           8
Ratio .................                  3.13%       3.40%       2.67%                 2.71%       2.86%       2.13%
--------------------------------------------------------------------------------------------------------------------

(A) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(B) The U.S. bankcards managed ratios of 90 days or more past due and net credit losses were reduced by 11 basis points and 23 basis points, respectively, in the current quarter, and by 12 basis points and 24 basis points in the preceding quarter, due to the addition of the UCS portfolio.
(C) Includes bankcards outside of the U.S., worldwide Diners Club, and private label cards.
(D)   Includes Private Bank and excludes Japan.
(E)   Central and Eastern Europe, Middle East, and Africa.
NM    Not meaningful.
--------------------------------------------------------------------------------

                                                                 CITICORP [LOGO]

Third Quarter 1998 Earnings - October 21, 1998

---------------------------------------------------------------------------------------------
CITICORP Other Revenue                    Third Quarter                 Nine Months
                                      -----------------         %   ---------------         %
(In Millions of Dollars)                 1998   1997(A)    Change     1998  1997(A)    Change
---------------------------------------------------------------------------------------------
Credit Card Securitization Activity   $  374    $  134        NM    $  863   $  417       NM
Venture Capital ...................      (31)      235        NM       404      501      (19)
Affiliate Earnings ................       47        51        (8)      118      222      (47)
Net Asset Gains ...................      142        (6)       NM       371      150       NM
Other Items .......................       30        18        67        96       54       78
                                      ----------------              ---------------
Total .............................   $  562    $  432        30    $1,852   $1,344       38
--------------------------------------======================================================

(A)   Reclassified to conform to the latest quarter's presentation.
NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
CITICORP
Provision for Credit Losses               Third Quarter                  Nine Months
                                      -----------------         %   ----------------        %
(In Millions of Dollars)                 1998      1997    Change     1998     1997    Change
---------------------------------------------------------------------------------------------
Global Consumer Net Write-Offs ....    $  479    $  452         6   $1,415  $ 1,399         1
Global Corporate Banking ..........       232         9        NM      317      (53)       NM
  Net Write-Offs (Recoveries)
Additional Provision ..............        25        25        --       75       75        --
                                       ----------------             ---------------
Total .............................    $  736    $  486        51   $1,807  $ 1,421        27
--------------------------------------=======================================================

NM    Not meaningful, as percentage equals or exceeds 100%.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CITICORP Credit Loss Reserves                     Sept. 30,  Dec. 31,  Sept. 30,
(In Millions of Dollars)                               1998      1997      1997
--------------------------------------------------------------------------------

Aggregate Allowance for Credit Losses:
Global Consumer (A) ..............................   $2,911    $2,487    $2,470
Global Corporate Banking .........................    3,429     3,429     3,429
                                                     ---------------------------
Total Aggregate Allowance for Credit Losses (B) ..    6,340     5,916     5,899
Reserves for Securitization Activities (C) .......       66        85        89
                                                     ---------------------------
Total Credit Loss Reserves .......................   $6,406    $6,001    $5,988
-----------------------------------------------------===========================

Allowance As a Percent of Total Loans:
Global Consumer ..................................     2.60%     2.30%     2.27%
Global Corporate Banking (D) .....................     3.80%     4.38%     4.60%
Total ............................................     3.12%     3.16%     3.20%
-----------------------------------------------------===========================

(A) The balance at September 30, 1998 includes $320 million of credit loss reserves related to the acquisition of UCS.
(B) Includes $6.2 billion attributable to loans and loan commitments as a deduction from Loans, $50 million attributable to standby letters of credit and guarantees included in Other Liabilities, and $50 million attributable to derivative and foreign exchange contracts reported as a deduction from Trading Account Assets at September 30, 1998.
(C)   Attributable to mortgage loans sold with recourse.
(D) Excludes allowance portion attributable to standby letters of credit and guarantees, and derivative and foreign exchange contracts.
--------------------------------------------------------------------------------

      Certain of the statements contained in the press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "are likely to be," and similar expressions. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets and interest rates; customer responsiveness to both new products and distribution channels; and competitive, regulatory, or tax changes that affect the cost of or demand for the Company's products.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (c)   Exhibits:

      Exhibit No.          Description

      99                   Citigroup 1998 Third Quarter Financial Supplement

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: October 22, 1998                  CITIGROUP INC.



                                         By: /s/ Roger Trupin
                                             ----------------------------------
                                                 Roger Trupin
                                                 Controller